EXHIBIT 5




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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                    Facsimile:  (303) 839-5414
                                 (303) 839-0061



                                October 18, 2007

Whispering Oaks International, Inc.
7080 River Road, Suite 215
Richmond, British Columbia V6X 1X5

      This letter will constitute an opinion upon the legality of the sale by certain shareholders of Whispering Oaks International, Inc., a Texas corporation, of up to 10,498,533 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.


      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Texas, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

                                  Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  -------------------------------------
                                  William T. Hart






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